Exhibit 10.9

Original Issue Date: March 4, 2024

Date of this Third Amended and Restated Note: June 24, 2024
Maturity Date: August 20, 2024	Current Principal Amount: $3,750,000

1847 HOLDINGS LLC

THIRD AMENDED AND RESTATED SUBORDINATED NOTE

THIS THIRD AMENDED AND RESTATED SUBORDINATED NOTE (this “Note”) is a duly authorized and validly issued promissory note of 1847 Holdings LLC, a Delaware limited liability company (the “Company). This Note amends and restates and supersedes the Second Amended and Restated 20% OID Subordinated Note dated April 9, 2024 (the “Amended Note”) from the Company to the Holder (as defined below) in its entirety, and the Amended Note shall be of no further force and effect.

FOR VALUE RECEIVED, the Company promises to pay to Target Capital 15 LLC or its registered assigns (“Holder”) the principal sum of $3,750,000 (the “Current Principal Amount”) on the Maturity Date specified above or such earlier date as this Note is required or permitted to be repaid as provided hereunder (the “Maturity Date”). This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, the following terms shall have the following meanings:

“2023 Note” means the 20% OID Subordinated Note issued by the Company to the Holder with an Original Issue Date of August 11, 2023, as amended to the date hereof.

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Significant Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due, (h) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except Saturday, Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion of the Notes), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Common Shares” means the Common Shares, without par value, of the Company, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Share Equivalents” means any warrant, note, option or similar security or other right to subscribe for or purchase any additional Common Shares or any other such security.

“Event of Default” shall have the meaning set forth in Section 5(a).

“Indebtedness” means any liabilities of the Company for borrowed money or amounts owed and all guaranties made by the Company of borrowed money or amounts owed by others.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“New York Courts” shall have the meaning set forth in Section 6(e). “Note Register” shall have the meaning set forth in Section 2.

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Notes.

“Payment Amount” means the sum of: (i) the outstanding balance of the Current Principal Amount of this Note or the Early Payment Principal Amount, as applicable, plus (ii) all other amounts, costs, expenses, and liquidated damages due under or in respect of this Note, if any.

“Permitted Indebtedness” means: (a) the Indebtedness evidenced by this Note, (b) the Senior Indebtedness and all other indebtedness of the Company outstanding on the Original Issue Date (including, for the avoidance of doubt, the Indebtedness incurred in connection with that certain Securities Purchase Agreement dated as of August 11, 2023 between the Company and the Investors party thereto (the “Existing SPA”), or (c) Indebtedness incurred by any subsidiary of the Company for purposes of funding the working capital requirements of such subsidiary.

“Permitted Lien” means (i) Liens existing on the date hereof or to be incurred securing Permitted Indebtedness, (ii) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), (iii) deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts, (iv) Liens for taxes not yet due and payable or which are being contested in good faith, and (v) purchase money Liens relating to the acquisition of equipment, machinery or other goods of the Company.

“Person” means an individual or corporation, partnership, trust, incorporated or un-incorporated association, joint-venture, limited liability company, joint-stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means any day on which the principal Trading Market is open for trading or quoting. “Trading Market” means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question, the NYSE American (or any successor thereto).

Section 2. Payment and Prepayment. On the Maturity Date the entire unpaid Payment Amount shall become due and payable; provided, however, (a) if the Company pays the entire Current Principal Amount on or before July 20, 2024, then the Current Principal Amount due on the date of such repayment shall be reduced to $3,250,000 (the “Early Payment Principal Amount”) and (b) if the Company has filed with the SEC, prior to July 20, 2024, its Registration Statement relating to a public offering of at least $8,000,000 of its equity securities then the Maturity Date will be automatically extended until September 20, 2024. The Company may prepay this Note in full or in part at any time after the Original Issue Date. In addition, if the Company consummates any equity or equity-linked or debt securities issuance, or enters into a loan agreement or other any other financing, including warrant exercise, other than Excluded Debt, (each, a “Subsequent Financing”) the Company shall apply a minimum of forty percent (40%) of the net proceeds of such Subsequent Financing (or such lesser amount as may be required to satisfy and pay in full the amount of this Note and the 2023 Note then outstanding) toward the repayment or prepayment of this Note and the 2023 Note, up to an amount equal to the aggregate Payment Amounts. For purposes of this Section 2, “Excluded Debt” means any promissory notes issued to owners of businesses to finance the acquisition of any business, property or assets by the Company or any of its subsidiaries and any Indebtedness incurred by any subsidiary of the Company for purposes of funding the working capital requirements of such subsidiary.

Section 3. Registration of Transfers and Exchanges.

(a) Different Denominations. This Note is exchangeable for an equal aggregate Current Principal Amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Negative Covenants. As long as any portion of this Note remains outstanding, unless the Holder shall have otherwise given prior written consent, the Company shall not, and shall not permit any of its subsidiaries (if any) to, directly or indirectly:

(a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness;

(b) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder unless consented to by the Holder;

(c) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of Common Shares or Common Shares Equivalents other than as to (i) the conversion shares or warrant shares as permitted or required under the Existing SPA, (ii) repurchases of Common Shares or Common Shares Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $25,000 for all officers and directors during the term of this Note, (iii) repurchases of Common Shares or Common Shares Equivalents, pursuant to existing repurchase agreements, provided that such repurchases shall not exceed an aggregate of $25,000 during the term of this Note, or (iv) Common Shares and Common Shares Equivalents which do not vest or are otherwise forfeited, provided (in case of forfeiture) that such Common Shares and Common Shares Equivalents are not acquired for cash;

(d) repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than (i) the Notes issued pursuant to the Existing SPA, and (ii) regularly scheduled principal and interest payments under outstanding Indebtedness or Permitted Indebtedness;

(e) pay cash dividends or distributions on any equity securities of the Company;

(f) enter into any material transaction with any Affiliate of the Company, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval);

(g) create, permit or suffer to exist any Lien on any of its or any Subsidiaries properties and assets other than Permitted Liens; or

(h) enter into any agreement with respect to any of the foregoing.

Section 5. Events of Default.

(a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of the Payment Amount on the Maturity Date;

(ii) the Company’s listing on its current Trading Market shall have been terminated or suspended;

(iii) the Company shall fail to timely file any required periodic reports or other information required on the part of the Company under the Exchange Act;

(iv) the Company shall fail to observe or perform any other covenant or agreement contained in this Note, which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure sent by the Holder to the Company and (B) seven (7) Trading Days after the Company has become or should have become aware of such failure;

(v) a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any other material agreement, lease, document or instrument to which the Company or any subsidiary is obligated, which default or event of default is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) seven (7) Trading Days after the Company has become or should have become aware of such failure;

(vi) the Company or any “Significant Subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X) shall cease operations, or make a make a public announcement to do so, or shall be subject to a Bankruptcy Event;

(vii) the Company shall be a party to any Change of Control Transaction or shall agree to sell or dispose of all or in excess of 33% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction); or

(viii) a final non-appealable judgment by any competent court in Canada or the United States for the payment of money in an amount of at least $50,000 is rendered against the Company, and the same remains undischarged and unpaid for a period of 45 days during which execution of such judgment is not effectively stayed.

(b) Remedies Upon Event of Default. If any Event of Default occurs, the Current Principal Amount of this Note shall become immediately due and payable. Upon the payment in full of the Current Principal Amount in accordance with the terms of this Note, the Holder shall promptly surrender this Note to or as directed by the Company. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 5(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 6. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address or email address set forth below, or at such other email address or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 6(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile number, email address or address of the Holder appearing on the books of the Company, or if no such facsimile number or email attachment or address appears on the books of the Company, at the principal place of business of the Holder, as set forth below. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (Eastern time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (Eastern time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation; Ranking. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note: (i) is a direct, subordinated debt obligation of the Company; and (ii) ranks junior to the Senior Indebtedness and pari-passu with all other Notes now or hereafter issued under the terms of the Notes issued pursuant to the Existing SPA.

(c) Subordination. All claims of the Holder to principal, interest and any other amounts at any time owed under this Note (collectively, “Junior Indebtedness”) are hereby expressly subordinated in right of payment, as herein set forth, to the prior payment in full of all Senior Indebtedness (as defined below). No payment under Junior Indebtedness shall be made by the Company, nor shall the Holder exercise any remedies under the Junior Indebtedness (including taking any legal action (whether judicial or otherwise) to collect the Junior Indebtedness), if, at the time of such payment, exercise or immediately after giving effect thereto, (i) there shall exist any “Default” or “Event of Default” under any agreements governing any of the Senior Indebtedness or (ii) the maturity of any of the Senior Indebtedness has been accelerated and such acceleration has not been waived or such Senior Indebtedness has not been paid in full; provided, however, that (x) in the event that the holder of any Senior Indebtedness accelerates such Senior Indebtedness, then the Holder may accelerate the indebtedness evidenced by this Note, and (y) if the Company is permitted under the terms of the Senior Indebtedness to pay an amount due and owing under this Note and fails to make such payment, then so long as the terms of the Senior Indebtedness do not prohibit such action, the Holder may exercise its rights to be paid such amount, but only such amount (and Holder shall not be permitted to accelerate hereunder). Each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Note, shall be entitled to rely on the subordination provisions set forth in this Note. Upon the request of the Company or any holder of Senior Indebtedness, the Holder shall confirm (in writing) the above subordination provisions and shall execute and deliver such additional subordination agreements as any holder of Senior Indebtedness may require. For purposes hereof, “Senior Indebtedness” means, all indebtedness of the Company, whether outstanding on the date of the execution of this Note or thereafter created, to the following lenders to the Company: SILAC Insurance Company, Leonite Capital LLC, Leonite Fund I, LP and Mast Hill Fund, L.P.

(d) Lost or Mutilated Note. The Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the Current Principal Amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of New York, New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(f) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

(g) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(h) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(i) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(j) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

Section 7. Amendments; Waivers. No provision of this Note may be waived, modified, supplemented, or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 8. Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by Holder in order to enforce any right or remedy hereunder. Notwithstanding any provision to the contrary contained herein, it is expressly agreed and provided that the total liability of the Company under this Note for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Holder with respect to indebtedness evidenced by this Note, such excess shall be applied by Holder to the unpaid principal amount of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at Holder’s election.

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IN WITNESS WHEREOF, the Company and the Holder have each caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

1847 HOLDINGS LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

Email:	eroberts@1847holdings.com
Address:	590 Madison Avenue, 21st Floor
New York, NY 10022

TARGET CAPITAL 15 LLC

By:	/s/ Dmitriy Shapiro
Name:	Dmitriy Shapiro
Title:	Managing Partner

Email:	shapiro.dmitriy@gmail.com
Address:	144 Hillside Village
Rio Grande, PR 00745